Exhibit 23.3



                       Consent of Independent Accountants

We consent to the incorporation in this registration statement on Form S-4 of Webster Financial Corporation, of our report dated January 30, 1998, except for
Note 16 as to which the date is August 28, 1998 and Note 18 as to which the date is November 3, 1998, on our audits of the financial statements of Maritime Bank & Trust Company as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997 and to the reference to our firm under the heading "Experts" in the Proxy Statement/Prospectus.


                                          /s/ Shatswell, MacLeod & Company, P.C.
                                              Shatswell, MacLeod & Company, P.C.


West Peabody, Massachusetts
January 25, 1999